Conectisys Corporation and Subsidiaries
  (A Development Stage Company)
  Consolidated Financial Statements
  Years ended November 30, 1997 and 1996
  and from December 1,1990 (inception of Development
  Stage) through November 30, 1997


        Report on independent certified public accountants  2-3


          Consolidated financial statements

            Balance sheets                                    4

            Statements of operations                          5

            Statements of shareholders' equity              6-9

            Statements of cash flows                      10-11


          Summary of accounting policies                 12 -16


          Notes to consolidated financial statements      17-30

Report of Independent Certified Public Accountants



Board of Directors
Conectisys Corporation and Subsidiaries
Agua Dulce, California


We have audited the accompanying consolidated balance sheets of Conectisys Corporation and Subsidiaries (a development stage company) as of November 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended November 30, 1997 and 1996 and from December 1, 1990 (inception of development stage) through, November 30, 1997, except that we did not audit these financial statements for the period December 1, 1990 (inception of development stage) through November 30, 1994, these financial statements were audited by other auditors and whose report dated January 9, 1995 expressed a going concern uncertainty. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conectisys Corporation and Subsidiaries as of November 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended November 30, 1997 and 1996 and from December 1, 1990 (inception of development stage) through November 30, 1997, in conformity with generally accepted accounting principles.



The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the deficiency in working capital of $1,235,492 and $780,357 as of November 30, 1997 and 1996, respectively, and the operating losses incurred since the Company's return to a development stage raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters also are described in Note 2. Also the Company is party to a Securities and Exchange Commission investigation as described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                 BDO Seidman, LLP




Los Angeles, California
March 6, 1998

November 30,                                   1997        1996

Assets

Current assets
  Cash and cash equivalents               $  17,265    $ 24,495
  Accounts receivable - trade (net of
allowance for                                 3,411      35,532
     doubtful accounts of $379 and
$1,668)

Total current assets                         20,676      60,027





Notes receivable, net (Note 4)              181,270      446,625


Interest receivable, net (Note 4)                 -       7,947


Property and equipment, net (Note 5)        118,904      150,370


Other assets
  Licenses and technology, net of
accumulated
     amortization of $656,337 and           954,403    1,727,242
     $481,526 in 1997 and 1996
(Notes 1 and 9)
  Deposits                                        -        4,500

Total other assets                          954,403    1,731,742


                                        $ 1,275,253  $ 2,396,711


November 30,                                     1997      1996

Liabilities and Shareholders' Equity

Current liabilities
  Accounts payable                           $ 410,455  $ 338,822
  Accrued compensation (Note 9)                223,448    136,181
  Accrued expenses                             50,000         -
  Notes payable (Notes 3 and 6)
     Related party                                  -         -
     Other                                     444,463    247,719
  Other current liabilities                    127,802    117,662

Total current liabilities                    1,256,168    840,384


Long-term liabilities
  Notes payable (Notes 3 and 6)
     Related                                        -    527,830
     Other                                      1,216    163,719

Total long-term liabilities                     1,216    691,549

Commitments and contingencies (Note 9)

Shareholders' equity (Note 7)
  Preferred stock - Class A, 1,000,000
shares authorized,
     $1.00 par value; 20,500 and 16,435        20,500    20,500
issued and
     outstanding in 1996 and 1995
  Convertible preferred stock - Class B,
1,000,000 shares                                              -
     authorized, $1.00 par value; -0-
issued and outstanding
  Common stock, 250,000,000 shares
authorized, no
     par value; 4,677,268 and 138,786       8,349,580    6,457,221
shares issued and outstanding
  in 1997 and 1996
  Deficit accumulated during development   (8,352,211)  (5,612,943)
stage

Total shareholders' equity                     17,869     864,778

                                          $ 1,275,253 $ 2,396,711


      See summary of significant accounting policies and notes to consolidated financial statements.

                                                    December 1,
                                                        1990
                                                    (Inception)
                                                      through
                                  Years Ended       November 30,
                                  November 30,
                                 1997       1996        1997

Revenues                     $ 380,642  $ 111,163   $  491,805


Cost of goods sold              237,914    86,977       324,891

Gross profit                    142,728    24,186       166,914

Operating expenses
  General and administrative  1,961,535 1,715,009     4,782,152
(Note 3)
  Bad debt write-offs (Note     446,625   118,611     1,680,522
4)

Loss from operations        (2,265,432)(1,809,434)   (6,295,760)


Interest income                       -    98,356       101,048

Interest expense               (89,365 ) (648,424)     (767,033)


Write-off of intangible       (384,471)       -        (384,471)
assets (Note 1)

Minority interest                  -      120,569       121,747


Net loss                  $ (2,739,268) $(2,238,933) $(7,224,469)


Weighted average shares        813,327      130,431
outstanding

Net loss per share            $   (3.37 )  $ (17.17 )


      See summary of significant accounting policies and notes to consolidated financial statements.

                                                                           Deficit
                                                                         Accumulated
                                   Preferred                                During
                                     Stock
                                    Class A         Common Stock          Development
                                Shares    Amount    Shares    Amount         Stage            Total

Balance, December 31, 1990
(re-entry                           -  $     -       10,609  $ 1,042,140   $ (1,042,140)   $       -
  development stage)

Shares issued in exchange
for:
  Cash, May 31, 1993                -        -        1,000         1,000           -           1,000
  Capital contribution, May         -        -        2,000           515            -            515
31, 1993
  Services, March 26, 1993          -        -        2,000           500           -             500
  Services, March 26, 1993          -        -        1,200           600           -             600

Net loss for the year ended         -        -         -          -               (5,459 )     (5,459)
November 30, 1993

Balance, November 30, 1993          -        -       16,809    1,044,755       (1,047,599)     (2,844)

Shares issued in exchange
for:
  Services, May 1, 1994             -        -        2,400        3,000              -         3,000
  Cash, September 1, 1994           -        -       17,771       23,655              -        23,655
  Services, September 15,           -        -        8,700       11,614              -        11,614
1994
  Cash, September 26, 1994          -        -        3,000       15,000              -        15,000
  Cash, October 6, 1994         16,345   16,345           -          -                -        16,345
  Cash, September and               -        -        1,320       33,000              -        33,000
October, 1994

Net loss for the year               -        -         -          -               (32,544)    (32,544)

Balance, November 30, 1994      16,345   16,345      50,000    1,131,024       (1,080,143)     67,226


                                     Preferred
                                       Stock
                                      Class A          Common Stock              Accumulated
                               Shares    Amount       Shares   Amount              Deficit     Total
Shares issued in exchange for:
  Cash, February 13, 1995         -       -            1,160      232,000             -       232,000
  Debt repayment, February 13,    -       -            2,040      408,000             -       408,000
  1995
  Debt repayment, February 20,    -       -            4,778      477,810             -       477,810
  1995
  Acquisition of assets, CIPI     -       -           28,750    1,950,000             -     1,950,000
February 1995
  Acquisition of assets,          -       -           15,000         -                -          -
April 5, 1995 (Note 10)
  Cash and services, April        -       -           16,000      800,000             -       800,000
and May 1995
  Cash, June 1, 1995              -       -              500       30,000             -        30,000
  Acquisition of assets and       -       -            4,000      200,000             -       200,000
services, September 26, 195
  Cash, September 28, 1995        -       -               41        3,000             -         3,000
  Acquisition of assets,          -       -           35,000    1,750,000             -     1,750,000
September 1995
  Return of assets, CIPI          -       -          (27,700)  (1,950,000)            -    (1,950,000)
September 1995

Net loss for the year             -       -              -           -        (2,293,867)  (2,293,867)

Balance, November 30, 1995     16,345  16,345        129,569    5,031,834     (3,374,010)   1,674,169

Shares issued in exchange
for (Note7):
  Cash, February, 1996            -       -            1,389      152,779            -        125,000
  Debt repayment, February,       -       -           10,000      612,000            -        639,779
  1996
  Services, February, 1996        -       -            3,160      205,892            -        205,892
  Cash, March, 1996               -       -              179       25,000            -         25,000

Shares returned and canceled,     -       -          (15,000)        -               -          -
March, 1996

Services, April, 1996             -       -               13        2,069            -          2,069
Services, September, 1996       4,155    4,155           586       36,317            -         40,472

Services, October, 1996           -       -            6,540      327,000            -        327,000
Debt repayment, November, 1996    -       -            2,350       64,330            -         64,330

Net loss for the year             -       -             -            -        (2,238,933)  (2,238,933)

Balance, November 30, 1996     20,500   20,500       138,786    6,457,221     (5,612,943)     864,778

Shares issued in exchange
for (Note 7):
  Services, March, 1997           -       -              228        6,879            -          6,879
  Services, April, 1997           -       -              800       13,120            -         13,120
  Services, July 1997             -       -            1,500       16,200            -         16,200
  Cash, July, 1997                -       -           15,000      300,000            -        300,000
  Services, August, 1997          -       -            5,958       56,000            -         56,000

Adjustment for partial shares     -       -              113         -               -           -
due to reverse stock
split (1:20)

Services, October, 1997           -       -        1,469,666      587,865            -        587,865
Debt repayment, October, 1997     -       -        1,540,267      620,507            -        620,507
Cash, October, 1997               -       -        1,500,000      281,250            -        281,250
Services, November, 1997          -       -            4,950       10,538            -         10,538

Net loss for the year             -       -             -            -        (2,739,268)  (2,739,268)

Balance, November 30, 1997     20,500  $20,500     4,677,268   $8,349,580    $(8,352,211)  $   17,869

      See summary of significant accounting policies and notes to consolidated financial statements.



Increase (Decrease) in Cash                         December 1,
                                                        1990
                                                    (Inception)
                                                      through
                                   Years Ended       November 30,
                                   November 30,
                                 1997          1996        1997

Cash flows from operating
activities:
  Net loss                   $(2,739,268) $ (2,238,933) (7,274,469)

  Adjustments to reconcile net
loss to
    net cash used in operating
activities:
     Stock issued for services   690,602       575,433    2,064,196
     Stock issued for interest    88,951       446,640      535,591
     Provision for bad debt      447,915       118,611    1,422,401
       write-offs
     Minority interest              -         (120,569)     (121,747)
     Depreciation and            871,866       519,789     1,392,925
       amortization
     (Increase) decrease in
assets:
       Accounts receivable        30,831    (38,862 )      (7,612)
       Accrued interest            7,947    (95,281)      (95,700)
          receivable
       Deposits                    4,500       -             -
     Increase (decrease) in
liabilities:
       Accounts payable           71,633    295,889       410,455

       Accrued expenses           50,000       -           50,000
       Accrued compensation       87,267     82,886       223,448
       Other current              10,140    105,540       216,753
          liabilities

Net cash used in operating      (377,616 ) (348,857)   (1,183,759)
activities

Cash flows from investing
activities:
  Increase in notes receivable      -          -       (1,322,500)
     (Note 4)
  Costs of licenses and          (60,465)   (30,340)      (94,057)
    technology
  Purchase of equipment           (7,096)   (31,535)      (65,066)

Net cash used in investing       (67,561)   (61,875)     (1,481,623)
  activities

Cash flows from financing
  activities:
  Common stock issuance          300,000    150,000         860,655
  Preferred stock issuance          -          -             16,345
  Proceeds from debt, other       57,894    155,203       1,540,731
  Proceeds from debt, related       -       150,309         206,544
  Proceeds from stock purchase    99,980        -            99,980
  Payments on debt, other           -         (8,951)        (8,951)
  Payments on debt, related      (19,927)    (33,245)       (53,172)
  Decrease in stock                 -         20,000         20,000
     subscription receivable
  Contributed capital               -           -               515

Net cash provided by financing   437,947     433,316      2,682,647
  activities

Net increase (decrease) in        (7,230)     22,584         17,265
cash

Cash, beginning of year           24,495       1,911           -

Cash, end of year              $ 17,265     $ 24,495      $  17,265

Supplemental disclosure of cash flow information:
  Cash paid during the year
for:
     Interest                  $   -        $ 41,874     $  130,825
     Taxes                         -             800          1,650

Noncash financing activities:
  Common stock issued in
exchange for:
     Purchase of stock         $ 281,250         -        $   281,250
     Property and equipment    $    -       $  35,362     $   130,931
     Licenses and technology   $    -       $     -       $ 1,770,000
     Repayment of debt and     $ 620,507    $ 257,469     $ 1,674,835
        interest
     Services and interest     $ 690,602    1,017,918     $ 2,630,928

      See summary of significant accounting policies and notes to consolidated financial statements.


Basis of           The   accompanying   consolidated   financial
Presentation       statements   include  the   transactions   of
                   Conectisys  Corporation ( the "Company")  and
                   its  80% owned subsidiaries Technilink,  Inc.
                   and    Primelink,    Inc.     All    material
                   intercompany  transactions and balances  have
                   been    eliminated   in   the    accompanying
                   consolidated financial statements.

Development        The   Company  returned  to  the  development
Stage              stage  in  accordance  with  SFAS  No.  7  on
Company            December  1, 1990 and during the fiscal  year
                   ended   November   30,  1995,   the   Company
                   completed two mergers and is in the process of developing its technology and product lines.

Cash               For  financial  accounting purposes  and  the
Equivalents        statement  of  cash flows,  cash  equivalents
                   include all highly liquid debt instruments with an original maturity of three months or less.

Property and       Property and equipment are recorded at  cost.
Equipment          Depreciation  is computed over the  estimated
                   useful   lives  of  the  assets   using   the
                   straight-line    method.     Property     and
                   equipment is estimated to have a useful life of 5-7 years.

Net Loss Per       Net  loss  per common share is based  on  the
Common Share       weighted average number of common and  common
                   equivalent   shares   outstanding   for   the
                   periods  presented. Common equivalent  shares
                   representing the common shares that would  be
                   issued  on exercise of convertible securities
                   and  outstanding stock options  and  warrants
                   reduced  by the number of shares which  could
                   be   purchased  from  the  related   exercise
                   proceeds are not included since their effect would be antidilutive.

Stock Issued       Shares  of the Company's no par value  common
for Noncash        stock   issued  in  exchange  for  goods   or
Consideration      services are valued at the cost of the  goods
                   or  services received or at the market  value
                   of   the  shares  issued  depending  on   the
                   ability to estimate the value of the goods or services received.


Estimates          The  preparation of the financial  statements
                   in   conformity   with   generally   accepted
                   accounting principles requires management  to
                   make  estimates and assumptions  that  affect
                   the    reported   amounts   of   assets   and
                   liabilities  and  disclosure  of   contingent
                   assets  and  liabilities at the date  of  the
                   financial   statements   and   the   reported
                   amounts  of revenues and expenses during  the
                   reporting   period.   Actual  results   could
                   differ from those estimates.

License            The  cost  of  acquiring license  rights  are
Agreements         capitalized  and amortized over  the  shorter
                   of  the  estimated useful life of the license
                   or  the  term of the license agreement.   The
                   licenses  are being amortized over  a  period
                   of  five  years.  At November 30,  1997,  the
                   Company  generated  some  revenues  from  the
                   licenses  it  acquired.  Although  management
                   has  developed a plan to develop  and  market
                   the  technology,  it  is reasonably  possible
                   that  the estimates of expected future  gross
                   revenue will be reduced significantly in  the
                   near   term   due  to  competitive  pressure.
                   Consequently,   the   carrying   amount    of
                   capitalized  licenses at  November  30,  1997
                   may  be reduced materially in the near  term.
                   The   carrying  value  of  the  licenses   is
                   subject   to  periodic  evaluation   and   if
                   necessary  the amounts will be  written  down
                   to   their  net  realizable  value.   As   of
                   November  30,  1997  the  Company   had   not
                   generated  any  revenues from the  Technilink
                   licenses  and  the future projected  revenues
                   were   revised.    As  such  the   Technilink
                   license and deferred technology were write-down to their net realizable value.

Technology         Deferred     technology     costs     include
                   capitalized product development and product improvement cost incurred after achieving technological feasibility and are amortized over a period of five years.


Income Taxes       The   Company   has  adopted  Statement   of
                   Financial Accounting Standards ("SFAS")  No.
                   109, which requires the Company to recognize
                   deferred tax assets and liabilities for  the
                   expected  future tax consequences of  events
                   that  have  been recognized in the Company's
                   consolidated  financial  statements  or  tax
                   returns.   Under this method,  deferred  tax
                   liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

Impairment of Long-Statement  of Financial Accounting Standards
Lived Assets       No.  121, "Accounting for the Impairment  of
                   Long-Lived Assets and for Long-Lived  Assets
                   to  be Disposed Of" (SFAS No. 121) issued by
                   the  Financial  Accounting  Standards  Board
                   (FASB) is effective for financial statements
                   for  fiscal  years beginning after  December
                   15,  1995.  The new standard establishes new
                   guidelines regarding when impairment  losses
                   on  long-lived  assets, which include  plant
                   and    equipment,    certain    identifiable
                   intangible assets and goodwill, should be recognized and how impairment losses should be measured.

Accounting for     Statement  of Financial Accounting Standards
Stock-Based        No.   123,   "Accounting   for   Stock-Based
Compensation       Compensation"  (SFAS No. 123) establishes  a
                   fair  value method of accounting for  stock-
                   based    compensation    plans    and    for
                   transactions  in  which an  entity  acquires
                   goods  or  services  from  non-employees  in
                   exchange   for   equity  instruments.    The
                   Company adopted this accounting standard  on
                   January  1, 1996.  SFAS 123 also encourages,
                   but  does  not require companies  to  record
                   compensation  cost for stock-based  employee
                   compensation.   The Company  has  chosen  to
                   continue    to   account   for   stock-based
                   compensation  utilizing the intrinsic  value
                   method  prescribed in Accounting  Principles
                   Board  Opinion No. 25, "Accounting for Stock
                   Issued    to    Employees."     Accordingly,
                   compensation  cost  for   stock  options  is
                   measured as  the excess, if

Accounting for     any,  of  the  fair  market  price  of   the
Stock-Based        Company's  stock at the date of  grant  over
Compensation       the  amount an employee must pay to  acquire
(Continued)        the stock.  Also in accordance with SFAS No.
                   123,  the  Company has provided  the  stock.
                   Also  in  accordance with SFAS No. 123,  the
                   Company  has  provided  footnote  disclosure
                   with   respect   to   stock-based   employee
                   compensation.    The  cost  of   stock-based
                   compensation is measured at the  grant  date
                   on  the  value  of the award and  recognizes
                   this  cost  over  the service  period.   The
                   value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at grant date or other measurement date over the amount an employee must pay to acquire the stock.

New Accounting     Statement  of  Financial Accounting  Standard
Pronouncements     No.  130,  "Reporting Comprehensive  Income,"
                   (SFAS   No.  130)  issued  by  the  FASB   is
                   effective   for  financial  statements   with
                   fiscal  years  beginning after  December  15,
                   1997.    Earlier   adoption   is   permitted.
                   SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements The Company does not expect adoption of SFAS No. 130 to have an effect, if any, on its financial position or its results of operations.

                   Statement of Financial Accounting standard No. 131, "Disclosure About Segments of an Enterprise and Related Information," (SFAS No. 131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have an effect on its financial position or results of operations; however, additional disclosures may be made relating to the above items.


Fair Value         The    carrying    amounts    of    financial
of Financial       instruments   including   cash    and    cash
Instruments        equivalents,  accounts  receivable,  accounts
                   payable,   accrued  compensation  and   notes
                   payable   other,   approximate   fair   value
                   because  of  the  short  maturity  of   these
                   instruments.    It   is  not   practical   to
                   estimate the fair value of the notes payable related party due to their related party nature.

Reclassifications  For  comparability  purposes,  certain  prior
                   year  accounts  have  been  reclassified   to
                   conform with current year presentation.




1. Business        Nature of Organization

                   The Company was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

                   TechniLink  has  developed  the   Cube   2001
                   series for the monitoring and controlling of various devices in the petroleum and gas industry.

                   PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the
                   vending    machine   without   the   physical
                   inspection usually needed.

                   Effective December 1, 1994, the Company agreed to acquire all of the outstanding shares  of  Progressive Administrators,  Inc.
                   (PAI) in exchange for 300,000 shares of its no par value common stock. The transaction was to be accounted for as a purchase transaction. The shares to be issued by the Company were to be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933, as amended. Accordingly, PAI would have been a wholly-owned subsidiary of the Company as of December 1, 1994. PAI was formed in the state of Colorado on September 14, 1994 and is engaged in the records storage business.


1. Business        Nature of Organization (Continued)
   (Continued)
                   Effective December 1, 1994, the Company  also
                   agreed  to  acquire  all of  the  outstanding
                   shares  of  Creative  Image  Products,   Inc.
                   (CIPI) in exchange for 575,000 shares of  its
                   no  par value common stock.  The shares  were
                   issued  in  February  of  1995.   The  shares
                   issued   by   the  Company  were  "restricted
                   securities"  within the meaning of  Rule  144
                   of  the  Securities Act of 1933, as  amended.
                   Accordingly,    CIPI   was   a   wholly-owned
                   subsidiary  of the Company as of December  1,
                   1994.   CIPI  was  formed  in  the  state  of
                   Kansas  on  April 29, 1994 and is engaged  in
                   the  insecticide  business  and  through  its
                   wholly-owned   subsidiary,   ADA    Signature
                   Distributors, Inc., the sign manufacturing business.

                   During 1995, the Company's only operations consisted of CIPI's manufacturing of organic insecticides prior to its disposal. On September 28, 1995 the Company entered into an agreement to unwind the acquisition of CIPI. CIPI issued a promissory note to the Company in the amount of $1,302,500 to reimburse the Company for cash advances. In accordance with the agreement, the shares issued to CIPI were exchanged for all shares issued to the Company. The shares outstanding carry no value on the financial statements. In 1997, the Company wrote-off this notes receivable as it was deemed uncollectible.

                   On February 15, 1996, PrimeLink entered into a Joint Marketing and Development Agreement ("Agreement") with SkyTel Corp. pursuant to which PrimeLink agreed to customize and develop a paging technology based receiver for use in connection with SkyTel's two-way wireless messaging services and system (the "SkyTel Network") and both parties agreed to assist each other in the marketing of the PrimeLink product and the SkyTel Network. The Company believes that the joint marketing of its product with the SkyTel System could have significant potential for the Company. However, the Agreement does not require any purchases of the PrimeLink product by SkyTel, and may not necessarily result in any significant revenues for the Company. The Agreement is for a two-year term, and will automatically renew for additional one-year terms until terminated by either party.

1. Business        Acquisition of Privately Held Companies
   (Continued)
                   In  September 1995, the Company acquired  80%
                   of  the outstanding stock of TechniLink, Inc.
                   a  California  Corporation, and  80%  of  the
                   outstanding  stock  of  PrimeLink,  Inc.,   a
                   Kansas   corporation,  in  exchange  for   an
                   aggregate  of 200,000 shares of the Company's
                   common   stock.    The   acquisitions    were
                   accounted for as purchases. Both PrimeLink and TechniLink are start-up companies with no material operating activity and therefore no pro forma statements of operations were provided for 1995.

                   The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 9. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and TechniLink was the license and technology. The stock issued was valued at $1,750,000, the fair market value of common stock issued, and is included in licenses and technology on the balance sheet.

2. Going Concern   As   of  November  30,  1997  and  1996,  the
                   Company  has a deficiency in working  capital
                   of  $1,235,492 and $780,357, respectively and
                   has   incurred  operating  losses  since  its
                   return to the development stage, which  raise
                   substantial   doubt   about   the   Company's
                   ability  to  continue  as  a  going  concern.
                   Also   the   company  is  a   party   to   an
                   investigation by the Securities and  Exchange
                   Commission see Note 9.

                   Management's plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses. In the longer term, the Company plans to achieve profitability through the operations of the subsidiaries. The consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty.


3. Related Party   The  Company issued 2,494 and 260,000  shares
   Transactions    of   common  stock  during  the  years  ended
                   November 30, 1996 and 1995, respectively, to a related party in exchange for services.
                   The services were valued at $17,538 and $534,961, respectively, which approximates the fair market value of the shares issued.

                   The CEO of the Company exercised 28,805 of his stock options at an exercise price of $0.20 per share. The Company also issued the CEO 4,155 shares of Preferred Class A stock for services rendered.

                   The Company also leases office space from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The lease is for a period of twelve months at a rate of $2,000 per month. The Company also pays S.W. Carver Corporation for bookkeeping services which are included in general and administrative expenses.

                   Rent  expense  for the years  ended  November
                   30,  1997  and 1996 were $20,000 and $24,000,
                   respectively.

                   In February 1996, the Company's Board of Directors authorized the purchase of a car for the use of its Chief Financial Officer. The purchase price was approximately $23,000, of which approximately $18,000 was financed by the Company. The Board of Directors also determined that the vehicle would be maintained and fueled in full by the Company.

4. Notes           A  note  receivable from CIPI  of  $1,302,500
   Receivable      was   deemed  to  be  uncollectible  and  was
                   written-off   in  1997.   The   Company   had
                   provided  an  allowance of $855,875  in  1996
                   and   1995   which   was  also   written-off.
                   Interest receivable on this note was written-off accordingly.

                   A promissory note was received on a stock purchase agreement in the amount of
                   $281,250.    A  payment  in  the  amount   of
                   $99,980 was received leaving a balance at year end that was subsequently received in full.

5. Property and    Property  and  equipment  consisted  of   the
   Equipment       following:
                   November 30,                   1997    1996

                   Office equipment             $ 148,518  $ 141,422
                   Furniture and fixtures          14,369     14,369
                   Vehicles                        35,362     35,362
                                                  198,249    191,153
                   Accumulated depreciation       (79,345)   (40,783)

                   Total                        $ 118,904  $ 150,370

                   Depreciation  expense  for  the  years  ended
                   November  30,  1997 and 1996 totaled  $38,562
                   and $38,263, respectively.

6. Notes Payable   The    notes   payable   consisted   of   the
                   following:

                   November 30,                   1997    1996

                 Notes payable to S.W. Carver
                   Corporation (a related
                   party) unsecured, due on
                   demand at 10% interest       $    -    $ 519,830

                 Note payable to Devon
                   Investment Advisors
                   unsecured, due on demand at    241,824   241,824
                    10% interest

                 Note payable to Black Dog
                   Ranch, LLC unsecured, due
                   on demand at 8% interest,
                   unpaid balance on January      171,397    130,203
                   15, 1998

6. Notes Payable                                 1997         1996
   (Continued)
                 Note payable to Investor's     25,000      25,000
                   Financial

                 Note payable to Ford Motor
                   Credit, secured by vehicle,
                   interest at 12.9%, unpaid     7,458      14,411
                   balance on February 25,
                   1999

                 Note payable to Robert Spigno
                   (related party) unsecured,
                   due on demand at 10%              -       8,000
                   interest

                 Total notes payable             445,679   939,268

                 Current portion                (444,463) (247,719)

                 Long-term portion             $ 1,216   $ 691,549


                   Long-term  debt  maturity  consist   of   the
                   following as of November 30, 1996:

                   Year ending
                   November 30,                           Amount

                    1998                                $ 444,463
                    1999                                    1,216

                   Total notes payable                  $ 445,679

                   In October 1997 all notes to S. W. Carver were paid through the issuance of Conectisys common stock valued at $517,056 and cash of $2,774.


6. Notes Payable   In  1997  the  note payable to Robert  Spigno
   (Continued)     increased by $16,700.  In October,  1997  the
                   full  amount was paid off in cash of  $10,200
                   and in common stock valued at $14,500.

                   On December 10, 1996, the company signed a promissory note to the order of Black Dog Ranch LLC. This note was rewritten in June 1997 and reduced to $171,396 to properly reflect the amount that the Company received from the sale of stock that BDR owned.

7. Shareholders'   The    Company   is   authorized   to   issue
   Equity          50,000,000   shares  of   $1.00   par   value
                   preferred  stock, no liquidation  preference.
                   One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares which have conversion rights wherein each share may be converted into ten shares of common stock.

                   In February, 1996, the Company entered into an investment banking agreement for a period of two years. In consideration for services the Company granted the investment banker options to purchase 1,000,000 shares at $2.50 per share, the fair value at the date of grant. In October of 1996 the Company issued the investment banker 130,800 shares of common stock for services rendered. These shares resulted in the Company recording consulting fees of $327,000 which is the fair value of the stock at the date issued.

                   In February and November of 1996, the Company issued 200,000 and 47,000 shares, respectively, of common stock in settlement of outstanding obligations, which included principal and interest. The total debt reduced amounted to $257,469 and interest of $446,640 for a total of $704,109. The value of the transaction was based upon the value of the stock on that date.


7. Shareholders'   In  February 1996, the Company issued  63,199
   Equity          shares    of   common   stock   to    various
   (Continued)     consultants and to an officer of the  Company
                   for   services  rendered.   The  transactions
                   were recorded at a total of $205,892 which approximates the fair value of the stock given at that date.

                   In February 1996, the Company and Hollywood Trenz, Inc. ("HTNZ") mutually agreed to terminate the ADA Sign Purchase Agreement and Agreement for the Purchase of Common Stock between them dated March 23, 1995 and to return the shares transferred pursuant to that agreement. As a result, the Company returned to HTNZ 600,000 shares of HTNZ common stock, which is valued at zero, and HTNZ returned to the Company 300,000 shares of the Company's common stock.

                   On September 3, 1996, 1,727 shares of common stock were issued to Micro Automation Development (MAD) for services provided to TechniLink. The transaction was recorded at $4,317, which approximates the fair value of the stock given at that date.

                   On September 12, 1996, the Company issued to Internet Stock Guide Inc., 10,000 shares of common stock for payment of an advertising contract on there World Wide Web and consulting services. The transaction was recorded at $32,000 which approximates the fair value of the stock given at that date.

                   On  September  23, 1996, the  Company  issued
                   4,155 shares of Preferred stock to Robert Spigno, President of Conectisys Corp. for the reduction of compensation accrued to Mr. Spigno, the shares were issued at their par value of $1.00 per share.

                   In March, July and November, 1997 the Company issued 6,678 shares (converted due to 20:1 reverse stock split) for legal services. The transaction was recorded at $33,617 which approximates the fair value of the stock given at the dates of the transactions.


7. Shareholders'   On  April  4,  1997,  Conectisys  issued  800
   Equity          shares  (converted due to 20:1 reverse  stock
   (Continued)     split)  of  common stock valued  at  $13,120,
                   which approximates the value of the stock at the date of issue, to settle its law suit with the former directors.

                   On  July  14, 1997 the Company issued  15,000
                   shares  of  restricted  common  stock  in   a
                   private placement for $20.00 per share.

                   In October 1997, the Company approved a 1:20 reverse stock split on its common stock.
                   All shares have been retroactively restated to reflect this change.

                   In   1997  531,471  shares  were  issued  for
                   compensation to Officers and Directors of the Company valued at $266,204.

                   In October 1997, 500,000 shares were issued to two consultants for services based on an agreement valued at $200,000.

                   In October 1997 all notes to S. W. Carver were paid through the issuance of 1,292,640 shares of Conectisys common stock valued at $517,056 and cash of $2,774.

                   In 1997 the note payable to Robert Spigno increased by $16,700. In October, 1997 the full amount was paid off in cash of $10,200 and in 36,250 shares of common stock valued at $14,500.

8. Income Taxes    Deferred  income  taxes  consisted   of   the
                   following:

                   November 30,                  1997      1996

                   Deferred tax asset, net
                   operating                $ 5,286,496 $ 3,454,392
                    loss carryforward
                   Deferred tax liability           -         -
                   Valuation allowance       (5,286,496)  (3,454,392)

                   Net deferred taxes       $       - $       -


8. Income Taxes    The   valuation  allowance  offsets  the  net
   (Continued)     deferred  tax asset since it is  more  likely
                   than not it would not be recovered.

9. Commitments     Employment Agreements
   and
   Contingencies   The  Company has entered into five employment
                   agreements  with key individuals,  the  terms
                   of  the  agreements are as  follows:  1)  The
                   President  and CEO of PrimeLink entered  into
                   an  agreement dated September 15, 1995 for  a
                   period of three years.  This agreement  along
                   with  his  royalty  agreement  were  mutually
                   terminated.  The separation agreement  as  of
                   October 31, 1997, agreed for a settlement  of
                   $12,000  to  be paid $1,000 monthly  for  the
                   following  twelve months.  2)  The  President
                   and   CEO  of  TechniLink  entered  into   an
                   agreement  dated September  13,  1995  for  a
                   period  of  three years.  He is  entitled  to
                   receive  a  base salary of $90,000  per  year
                   and  an annual bonus equal to 15% of the  net
                   profits  before  taxes earned by  TechniLink,
                   Inc.   He  is  also  granted  an  option   to
                   purchase   up  to  250,000  shares   of   the
                   Company's restricted common stock at a  price
                   equal  to 50% of the average market value  of
                   the  stock  on the date of purchase.  3)  The
                   President and CEO of Company entered into  an
                   agreement  dated October 2,  1995  which  was
                   amended  September 1, 1997 for  a  period  of
                   five  years and he is entitled to  receive  a
                   base  salary  of  $160,000 per  year  and  an
                   annual  bonus  of 6% of the Company's  pretax
                   net  income.  Employee shall further  receive
                   a  bonus, paid at year end, equal to  50%  of
                   employee's  salary for continued  employment.
                   The  staying  bonus shall be compensated  for
                   with  Conectisys Corp. restricted stock.   He
                   is  also granted an option to purchase up  to
                   500,000  shares  of the Company's  restricted
                   common  stock at a price equal to 50% of  the
                   average   market  value  at   the   date   of
                   purchase.  4) The Chief Financial Officer  of
                   Company  entered  into  an  agreement   dated
                   October  2, 1995 which was amended  September
                   1,  1997 for a period of three years  and  he
                   is  entitled  to  receive a  base  salary  of
                   $80,000  per year and an annual bonus  of  2%
                   of the Company's pretax net income. Employee shall further receive a bonus, paid at

9. Commitments     Employment Agreements (Continued)
   and
   Contingencies year end, equal to 50% of employee's salary (Continued) for continued employment. The staying bonus shall  be  compensated  for  with  Conectisys
                   Corp.  restricted stock.  He is also  granted
                   an  option  to purchase up to 500,000  shares
                   of  the Company's restricted common stock  at
                   a  price  equal to 50% of the average  market
                   value  at  the  date  of  purchase.  5)   The
                   Secretary  and  Treasurer of Company  entered
                   into  an  agreement  dated  October  2,  1995
                   which  was  amended September 1, 1997  for  a
                   period  of three years and he is entitled  to
                   receive  a  base salary of $80,000  per  year
                   and  an  annual bonus of 2% of the  Company's
                   pretax  net  income.  Employee shall  further
                   receive  a bonus, paid at year end, equal  to
                   50%   of   employee's  salary  for  continued
                   employment.   The  staying  bonus  shall   be
                   compensated   for   with   Conectisys   Corp.
                   restricted stock. She is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value at the date of purchase.

                   License Agreements

                   The Company has entered into License agreements with the Presidents of both PrimeLink and TechniLink. The license agreements were entered into on September 20, 1995, in connection with the acquisition of PrimeLink and TechniLink (see Note 1), and are for a period of five years. As consideration for these license agreements the Company issued each licensee 250,000 shares of its restricted common stock and will pay the licensee a royalty of 5% of net sales of the applicable product. In addition, in the event of the sale of the license or the acquisition or merger of TechniLink or PrimeLink, a royalty sum of 20% of the sales price of the license shall be paid to the licensee, the sales price shall not be less than $1,500,000. The licenses were valued at the fair market value of the stock issued to obtain the licenses. In 1997, there was a separation agreement between the President of PrimeLink agreeing to forfeit royalty rights for a $12,000 settlement.


9. Commitments     Litigation
   and
   Contingencies There are two legal proceeding to which the (Continued) Company is a party. The first case,
                   Securities     and    Exchange     Commission
                   (Plaintiff)  vs.  Andrew S. Pitt,  Conectisys
                   Corp., Devon Investments Advisors, Inc.,  B&M
                   Capital  Corp., Mike Zaman, and Smith  Benton
                   &  Hughes, Inc. (Defendants) Civil Case # 96-
                   4164.   The  Case Alleges that  a  fraudulent
                   scheme  was orchestrated and directed by  the
                   defendants   to  engage  in  the   sale   and
                   distribution   of  unregistered   shares   of
                   Conectisys by creating the appearance  of  an
                   active  trading  market  for  the  stock   of
                   Conectisys  and  artificially  inflating  the
                   price  of  its shares.  In the suit  the  SEC
                   seeks  permanent injunctions  from  violating
                   securities laws.  The SEC does not  seek  any
                   civil   penalties  from  the  Company.    The
                   courts  having  conducted  a  trial  of  this
                   matter  without  a jury and  taken  it  under
                   submission,   found  for  the  plaintiff   as
                   follows:  against  Conectisys  on  the  claim
                   that  the  defendant violated  section  5(a),
                   5(C),  17(a).   Conectisys was NOT  found  to
                   have  violated  section  10(b),  10(b-5),  or
                   15(c).   The  Plaintiff was ordered  to  file
                   proposed findings of fact and conclusions  of
                   law.   The Plaintiff has filed subsequent  to
                   the  year  ended November 30, 1997  with  its
                   conclusions  and  finding and  is  requesting
                   that  the  Company disgorge  alleged  profits
                   plus   interest  totaling  $1,013,514.    The
                   Company  has accrued $50,000 for  legal  fees
                   on  the future settlement of this case.   The
                   Company   has  filed  objections   to   their
                   claims.    After   the  court   settles   the
                   findings and conclusions, the court will enter further orders with respect remedy or remedies to be granted to the plaintiff.

                   The second case is was brought by Clamar Capital Corp. (the "Plaintiff") against Smith Benton & Hughes; Michael Zaman; Claudia Zaman; Andrew Pitt and Conectisys Corp. (collectively the "Defendants"). The case was brought before the District Court of Arapahoe, State of Colorado, case No. 97-CV-1442, Division 3. The Plaintiff did not specify an amount of damages that it seeks from the defendants.

10 Major           For  the  year ended November 30,  1997,  the
 .  Customers       Company  had sales to one customer comprising
                   100% of total sales. Accounts receivable from this customer at November 30, 1997 was $0.

11 Stock Options   The  pro  forma information required by  SFAS
 .                  123  is not inlcuded as there were no options
                   granted during fiscal year 1997.

                   The Company has granted various options and warrants to employees, the options and warrants are granted at fair market value at date of grant and vest immediately. The activity during the years ended November 30, 1995, 1996 and 1997 is as follows:

                                                Options    Weighted
                                                  and       Average
                                                Warrants     Price

                   Balance outstanding,         1,860,000 $      .20
                   December 1, 1994

                    Exercised                    (320,000)       .20
                    Granted                     2,880,000       1.43

                   Balance outstanding,         4,420,000       1.00
                     November 30, 1995
                    Expired                     (86,000)         .20
                    Granted                     1,000,000       2.50
                    Exercised                    (359,605)      1.48


                   Balance outstanding,         4,200,395       1.48
                    November 30, 1996

                   Canceled and expired         (1,331,195)     (.71)


                   Balance outstanding,         2,869,200       1.84
                   November 30, 1997

                 Options and warrants
                   exerciseable, November       2,869,200
                   30, 1997


11 Stock Options   The  following  table summarizes  information
 .  (Continued)     about stock options at November 30, 1997.

                                 Outstanding       Exerciseable
                                     Weighted        Weighted
                                      Average        Average
                   Exercise        Life   Exercise      Exercise
                 Price   Options (Months)   Price  Options   Price

                   $1.55    2,000,000   36     $1.55  2,000,000   $1.55
                    2.50      869,200    3     $2.50    869,200    2.50

                            2,869,200   26     $1.84  2,869,200   $1.84

12 Subsequent      On  February  26,  1998,  Conectisys  entered
 .  Events          into  a  stock  purchase agreement  with  two
                   subsidiaries  of BVI Corporation  offering  a
                   purchase  of  4,000,000 shares of  Conectisys
                   common  stock  at  a  subscription  price  of
                   $.1875   a  share  with  a  total  value   of
                   $750,000.